Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-70870, 333-47288, 333-108573, 333-111878, 333-111880 and 333-118234) and on Forms S-8 (Nos. 333-89369, 333-37400, 333-40430, 333-42974, 333-43996, 333-127989, 333-117068, 333-111543, 333-137314, and 333-141245) of Internap Network Services Corporation of our report dated March 21, 2007 relating to the consolidated balance sheets of VitalStream Holdings, Inc. and subsidiaries as of December 31, 2006, and 2005, and the related consolidated statements of operations, shareholders equity, and cash flows for the years ended Decemeber 31, 2006, 2005 and 2004 which are included in this Current Report on Form 8-K/A of Internap Network Services Corporation.

/s/ Rose, Snyder & Jacobs
a corporation of Certified Public Accountants
Encino, California

May 7, 2007